Exhibit 10.3

THE ALLSTATE CORPORATION

ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

As Amended and Restated November 13, 2007

1.             Purposes.

                                                The purposes of the Annual Executive Incentive Compensation Plan (the “Plan”) are to:

a.	attract and retain talented employees;

b.

provide Participants with added incentives to promote various short-term performance goals, while taking into account the varying objectives and conditions of the different businesses engaged in by The Allstate Corporation and its Subsidiaries;

c.	link compensation to performance by tying a portion of annual pay to reaching annual financial goals;

d.	compensate executives at competitive levels when competitive performance is achieved, and at superior levels when performance exceeds competitors’, and

e.	encourage teamwork among top executives.

2.             Definitions.

                                                The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

                                                a.   “Award” means the cash amount payable to a Participant for a fiscal year pursuant to the terms of the Plan.

                                                b.   “Board” means the Board of Directors of The Allstate Corporation.

c.   “Business Unit” means any operating unit of The Allstate Corporation or any of its Subsidiaries, including but not limited to, the property and casualty business, the life business, the investments business, or the international business.

                                                d.   “Committee” means at least two members of the Board who have been appointed by the Board to administer the Plan.

                                                e.   “Company” means The Allstate Corporation.

f.     “Fiscal Year” means the calendar year.

g.    “Participant” means an elected officer of the Company, or of any Subsidiary, selected by the Committee to participate in the Plan for the fiscal year.

                                                h.    “Plan” means the Annual Executive Incentive Compensation Plan.

                                                 i.     “Subsidiary” means any corporation of which the Company owns directly or indirectly  a majority of the outstanding shares of voting stock.

3.             Administration of the Plan.

                                                a.  The Plan shall be administered by the Committee.

                                                b.  The Committee shall have the authority to make all determinations it deems necessary or advisable for the administration of the Plan, including the selection of Participants, the determination of the timing and amount of Awards made to each Participant, and the establishment of performance standards (“performance goals”) for earning Awards.

                                                c.  The Committee shall have the authority to exercise discretion in determining the amounts of the Awards otherwise payable under the terms of the Plan, and may increase or decrease such Awards.

4.             Awards.

                                                a.  Awards under the Plan shall consist of annual cash bonuses based upon the degree of attainment of performance goals of the Company and/or its Subsidiaries and/or Business Units thereof, where applicable, over the fiscal year.  Awards to Participants who are “Covered Employees” as defined in Section 162(m) of the Internal Revenue Code shall be payable solely for attainment of performance priority goals set forth in Section 4.d., below.

                                                b.  The Committee shall establish performance goals for each fiscal year at a time while the outcome of the performance goals is substantially uncertain.  Such performance goals may be expressed in terms of annual financial, operating or other criteria, or any combination thereof, using such measures of performance as the Committee selects solely in its own discretion.   The Committee may establish performance priority as a performance goal, the attainment of which may result in the increase or decrease of an Award to any Participant.

                                                c.  A target Award shall be established for each fiscal year based upon the Participant’s position held with the Company or any of its Subsidiaries.  The target Award will be determined as a percentage of each Participant’s base salary, and shall be payable as an Award based upon attainment of performance goals for such year.  A maximum Award opportunity shall also be established for each Participant.

d.  Awards under the Plan for Covered Employees shall be granted solely on the basis of their achievement of performance priority goals.   Performance priority goals shall be strategic in nature, and designed to further Company goals which are assigned to specific Participants to accomplish.  Performance priority goals shall be based on business criteria separate and distinct from any criteria applicable to such Covered Employee under the Annual Covered Employee Incentive Compensation Plan for the fiscal year.

5.                                       Payment of Awards.

                                                a.  Awards under the Plan shall be paid to Participants as soon as practicable after the end of the fiscal year to which performance relates, and after the Committee has approved the Awards, but notwithstanding any other provision in this Plan to the contrary, in no event before January 1 or after March 15 of the year following the fiscal year in which the Award was earned.  Awards deferred at the Participant’s election shall be paid in accordance with the terms and conditions of any deferred compensation plan in which the Participant is eligible to participate.

                                                b.  Awards shall be paid in cash, less required withholding, or for those eligible, may be deferred at the Participant’s election, subject to the terms and conditions of any deferred compensation plan in which the Participant is eligible to participate.

                                                c.  Unless the Committee has taken action under subsection 3.c. hereof prior to payment of an Award, each Participant selected by the Committee for a fiscal year who remains actively employed by the Company or a Subsidiary thereof at the end of the fiscal year shall be entitled to receive a payment of an Award earned pursuant to the terms of the Plan with respect to such year.

                                                d.  If a Participant’s employment is terminated prior to completion of a fiscal year for any reason other than as described in subsection 5.e. below, the Participant will forfeit any Award otherwise payable for such fiscal year.

e.  If a Participant dies, retires or is disabled during the fiscal year, and the Committee has not taken action under Section 3.c. hereof, the Participant’s Award will be prorated based on the number of  Participant’s half months the Participant was eligible to participate during the fiscal year as an elected officer of the Company or any of its Subsidiaries.  If a Participant dies before receipt of an Award, the Award will be paid to the Participant’s estate.

                                                f.  Prorated Awards will be paid at the same time as regular Awards.

6.             Miscellaneous.

                                                a.  All amounts payable hereunder shall be payable only to the Participant or his or her beneficiaries.  The rights and interests of a Participant under the Plan may not be assigned, encumbered, or transferred, voluntarily or involuntarily, other than by will or the laws of descent and distribution.

                                                b.  No individual shall have any claim or right to be a Participant in the Plan at any time, and any individual’s participation in the Plan may be terminated at any time with or without notice, cause or regard to past practices.

                                                c.  Neither the Plan nor any action hereunder shall confer on any person any right to remain in the employ of the Company or any of its Subsidiaries or shall affect an employee’s compensation not arising under the Plan.  Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company or any Subsidiary to dismiss or discharge any employee at any time.

                                                d.  The Company and its Subsidiaries shall have the right to deduct from any Award, prior to payment, the amount of any taxes required to be withheld by any federal, state or local government with respect to such payments.

                                                e.  The Committee may rely upon any information supplied to it by any officer of the Company or any Subsidiary or by any independent accountant for the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

                                                f.  All expenses and costs in connection with the administration of the Plan shall be borne by the Company.

                                                g.  The Plan and any agreements entered into thereunder shall be governed by and construed in accordance with the laws of the state of Illinois.

7.             Amendment or Termination of the Plan.

                                                The Board may suspend, terminate, modify or amend the Plan.

8.             Effective Date.

                                                The Plan was adopted by the Board on March 8, 1994, and was approved by the Company’s stockholders on May 19, 1994.  The Plan, as amended and restated, was adopted by the Board on March 9, 1999.  The Plan was amended and restated by the Board on March 9, 2004.  The Plan was further amended and restated by the Board on November 13, 2007 to comply with Internal Revenue Code §409A.